Exhibit 99.3

LETTER TO DTC PARTICIPANTS REGARDING THE OFFER TO EXCHANGE

2.375% SENIOR NOTES DUE 2020	2.200% SENIOR NOTES DUE 2021
3.000% SENIOR NOTES DUE 2022	2.650% SENIOR NOTES DUE 2023
3.625% SENIOR NOTES DUE 2024	3.125% SENIOR NOTES DUE 2025
3.875% SENIOR NOTES DUE 2027	3.500% SENIOR NOTES DUE 2028

FOR

2.375% SENIOR NOTES DUE 2020	2.200% SENIOR NOTES DUE 2021
3.000% SENIOR NOTES DUE 2022	2.650% SENIOR NOTES DUE 2023
3.625% SENIOR NOTES DUE 2024	3.125% SENIOR NOTES DUE 2025
3.875% SENIOR NOTES DUE 2027	3.500% SENIOR NOTES DUE 2028

OF

BROADCOM CORPORATION

BROADCOM CAYMAN FINANCE LIMITED

PURSUANT TO THE PROSPECTUS DATED                 ,

144A CUSIPS:
11134L AA7	11134L AJ8
11134L AC3	11134L AL3
11134L AE9	11134L AN9
11134L AG4	11134L AQ2

Reg S CUSIPS:
U1108L AA7	U1108L AE9
U1108L AB5	U1108L AF6
U1108L AC3	U1108L AG4
U1108L AD1	U1108L AH2

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 2018, UNLESS EXTENDED (THE “EXPIRATION DATE”).

[DATE]

To Securities Dealers, Commercial Banks

Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus dated                 ,              (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by Broadcom Corporation, a California corporation, and Broadcom Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands (together, the “Issuers”), to exchange up to $2.75 billion aggregate principal amount of any and all of its outstanding privately placed 2.375% senior notes due 2020, $3.5 billion aggregate principal amount of any and all of its outstanding privately placed 3.000% senior notes due 2022, $2.5 billion aggregate principal amount of any and all of its outstanding privately placed 3.625% senior notes due 2024, $4.8 billion aggregate principal amount of any and all of its outstanding privately placed 3.875% senior notes due 2027, $750 million aggregate principal amount of any and all of its outstanding privately placed 2.200% senior notes due 2021, $1.0 billion aggregate principal amount of any and all of its outstanding privately placed 2.650% senior notes due 2023, $1.0 billion aggregate principal amount of any and all of its outstanding privately placed 3.125% senior notes due 2025 and $1.25 billion aggregate principal amount of any and all of its outstanding privately placed 3.500% senior notes due 2028 (collectively, the “Old Notes”) for an equal aggregate principal amount of its newly issued 2.375% senior notes due 2020, 3.000% senior notes due 2022, 3.625% senior notes due 2024, 3.875% senior notes due 2027, 2.200% senior notes due 2021, 2.650% senior notes due 2023, 3.125% senior notes due 2025 and 3.500% senior notes due 2028 (collectively, the “New Notes”), respectively, in a transaction that is registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Old Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date; and

4.	A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 11:59 p.m., New York city time, on                 , 2018, unless extended by the Company. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained form the Exchange Agent, at the address and email address set forth below.

Very truly yours,

Wilmington Trust, National Association

Attention: Exchange

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

DTC2@WilmingtonTrust.com

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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